[LETTERHEAD]


                       CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Medizone International, Inc. and Subsidiaries
Stinson Beach, CA


We hereby consent to the use in this Registration Statement of Medizone International, Inc. and Subsidiaries on Form S-8 of our report dated April 15, 2002, of Medizone International, Inc. and Subsidiaries as of December 31, 2001, and from inception on January 31, 1986, through December 31, 2001, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.

/s/ HJ Associates & Consultants, LLP


HJ Associates & Consultants, LLP
Salt Lake City, Utah
August 12, 2002